Exhibit 16.1

July 2, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K, dated July 1, 2014, of ConnectOne Bancorp, Inc. (formerly known as Center Bancorp, Inc.) and agree with the statements contained in the first and second paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

 /s/ BDO USA, LLP